    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1996
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            COOPER INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                       OHIO                                            31-4156620
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                    ORGANIZATION)

                            ------------------------

                          SUITE 4000, FIRST CITY TOWER
                                  1001 FANNIN
                              HOUSTON, TEXAS 77002
                                 (713) 739-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            DIANE KOSMACH SCHUMACHER
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                          SUITE 4000, FIRST CITY TOWER
                                  1001 FANNIN
                              HOUSTON, TEXAS 77002
                                 (713) 739-5400
                              (713) 739-5886 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               C. MICHAEL HARRINGTON                             WILLIAM P. ROGERS, JR.
              VINSON & ELKINS L.L.P.                             CRAVATH, SWAINE & MOORE
           SUITE 2300, FIRST CITY TOWER                              WORLDWIDE PLAZA
                    1001 FANNIN                                     825 EIGHTH AVENUE
               HOUSTON, TEXAS 77002                             NEW YORK, NEW YORK 10019
                  (713) 758-2148                                     (212) 474-1000
               (713) 758-2346 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS
        OF                             PROPOSED MAXIMUM      PROPOSED MAXIMUM
 SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING      AMOUNT OF
    REGISTERED         REGISTERED         PER UNIT**              PRICE*         REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Debt Securities....  $300,000,000**          100%              $300,000,000          $60,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

 * Estimated solely for purposes of calculating the registration fee.
** Plus an additional amount of Debt Securities issued with an original issue discount such that the aggregate initial offering price of all Debt Securities will not exceed $300,000,000.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION
                             DATED JANUARY 9, 1996
PROSPECTUS

                            COOPER INDUSTRIES, INC.

                                DEBT SECURITIES

     Cooper Industries, Inc. (the "Company") intends to issue, from time to time, debt securities ("Debt Securities") from which the Company will receive up to an aggregate of $300,000,000 in proceeds. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. Each series of Debt Securities will be offered on terms to be determined at the time of sale. When a particular series of Debt Securities is offered (the "Offered Debt Securities"), a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth with respect to such Offered Debt Securities: the designation and principal amount offered; the rate and time of payment of interest, if any; the authorized denominations; the maturity or maturities; the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the purchase price and the other specific terms of the Offered Debt Securities and of the offering; and any listing on a securities exchange.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate;
(ii) through agents or dealers designated from time to time; or (iii) directly to purchasers. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any such underwriters and agents.

               THE DATE OF THIS PROSPECTUS IS              , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994; (iii) Proxy Statement dated March 17, 1995 for the 1995 Annual Meeting of Shareholders; (iv) Current Report on Form 8-K dated April 28, 1995; (v) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 dated May 12, 1995; (vi) Current Report on Form 8-K dated July 14, 1995; (vii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 dated August 14, 1995; and (viii) Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 dated November 13, 1995.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to the principal executive office of Cooper Industries, Inc., Suite 4000, First City Tower, 1001 Fannin, Houston, Texas 77002, Attention: Corporate Secretary, telephone number (713) 739-5400.

                                  THE COMPANY

     The Company, which was incorporated in Ohio in 1919, is a diversified, worldwide manufacturing company doing business in three primary business segments: Electrical Products, Automotive Products and Tools & Hardware. The Company has over 125 manufacturing facilities and approximately 39,700 employees in the United States and more than 23 foreign countries.

ELECTRICAL PRODUCTS SEGMENT

     The Electrical Products segment manufactures and markets electrical and circuit protection products for use in residential, commercial and industrial construction, maintenance and repair applications. In addition, the segment produces and markets products for use by utilities and industries for primary electrical power transmission and distribution. Some of the major products include Buss(R) and Edison(R) fuses; Crouse-Hinds(R) electrical construction materials; Crouse-Hinds(R), Fail-Safe(TM), Halo(R) and Metalux(R) lighting fixtures; Kyle(R) distribution switchgear and McGraw-Edison(TM) and RTE(R) power and distribution transformers and related products.

AUTOMOTIVE PRODUCTS SEGMENT

     The Automotive Products segment manufactures and distributes spark plugs, brake components, wiper blades, lighting products, heating and air conditioning parts, steering and suspension components and other products for use by the automotive aftermarket and in automobile assemblies. Products include Abex(R), Lee(TM), Gibson(R) and Wagner(R) brake components; Anco(R) windshield wiper products, automotive wire and cable; Champion(R) spark plugs and igniters; Everco(R) and Murray(R) heating and air conditioning parts; Moog(R) steering and suspension products; Precision(R) universal joint products; and Wagner(R) and Zanxx(R) lighting products.

TOOLS & HARDWARE SEGMENT

     The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair applications, and for other general industrial and consumer uses. Some of the well-known products include Campbell(R) chain; Crescent(R) wrenches; Diamond(R) horseshoes and farrier tools; Lufkin(R) measuring tapes; Nicholson(R) files and saws; Plumb(R) hammers; Weller(R) soldering equipment; Wiss(R) scissors; Xcelite(R) screwdrivers; Buckeye(R), DGD(TM) and Dotco(R) power tools; and Kirsch(R) drapery hardware and custom window coverings.

RECENT DEVELOPMENTS

     On June 30, 1995 the Company distributed 85.5 percent (21,375,000 shares) of the common stock of its wholly-owned subsidiary Cooper Cameron Corporation ("Cooper Cameron") in exchange for 9,500,000 shares of the Company's common stock pursuant to an offer made to the Company's shareholders to exchange 2.25 shares of common stock of Cooper Cameron for each share of the Company's common stock tendered, up to a maximum of 9,500,000 shares of the Company's common stock. The Company retained 14.5 percent (3,625,000 shares) of the common stock of Cooper Cameron. Cooper Cameron was incorporated in Delaware on November 10, 1994. As of January 1, 1995, the Company transferred to Cooper Cameron the businesses that comprised the Company's former Petroleum & Industrial Equipment segment at September 30, 1994. These businesses included the Cooper Oil Tool, Cooper Energy Services, Cooper Turbocompressor and Wheeling Machine Products operations of the Company.

     In December 1995, the Company issued $222.75 million of 6.0% Exchangeable Notes due January 1, 1999 ("DECS"). At maturity, the DECS are mandatorily exchangeable into shares of Wyman-Gordon Company common stock or, at the Company's option, cash in lieu of shares. The number of shares or the amount of cash will be based on the average market value of Wyman-Gordon common stock on the 20 trading days prior to maturity (the "WGC Maturity Price"). If the WGC Maturity Price is greater than or equal to $15.66 per share, the DECS will be exchangeable at maturity into 14.2 million shares of Wyman-Gordon common stock. If the WGC Maturity Price is less than or equal to $13.50 per share, the DECS will be exchangeable at maturity into 16.5 million shares of Wyman-Gordon common stock. If the WGC Maturity

Price is between $13.50 and $15.66 per share, the DECS will be exchangeable for number of shares of Wyman-Gordon common stock between 14.2 million and 16.5 million, based on an exchange ratio. If the DECS are redeemed for cash, the amount of cash will be equal to the number of Wyman-Gordon shares exchangeable under the terms of the DECS times the WGC Maturity Price. The Company presently owns 16.5 million shares of Wyman-Gordon common stock, which were received by the Company in 1994 in connection with the sale of its Cameron Forged Products Company to Wyman-Gordon.

     On December 31, 1995, the Company acquired from Asea Brown Boveri AG its explosion-proof products and emergency and security lighting products operations. The purchase price of DEM 235 million (or approximately $163 million based on an exchange rate of 1.4391 Deutsche Marks per U.S. Dollar) was paid on January 5, 1996. The acquisition will be accounted for using the purchase method of accounting.

     The Company's principal executive offices are located at 1001 Fannin, Suite 4000, Houston, Texas 77002 (Telephone: (713) 739-5400).

     For additional information with respect to the Company, see the documents specified under "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities will be used to reduce short-term and other indebtedness, to finance the Company's operations and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the five years ended December 31, 1994 and for the nine-month periods ended September 30, 1995 and September 30, 1994. The ratio of earnings to fixed charges has been calculated by dividing fixed charges into the sum of earnings before income tax expense and fixed charges. Fixed charges consist of interest costs and estimated interest in rentals.

       NINE MONTHS
          ENDED
      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
--------------------------   ----------------------------------------
 1995(1)(2)(3)   1994(1)     1994(1)  1993(1)  1992(1)  1991   1990
 -------------   ------      -------  -------  -------  ----    ----
     3.8x         6.4x        6.4x     6.0x     4.6x     3.8x   3.4x

---------------

(1) Includes the results of Moog Automotive Group, Inc., which was acquired effective October 1, 1992 from IFINT S.A. This transaction was accounted for as a purchase.

(2) Includes the results of Abex Friction Products, which was acquired effective December 30, 1994 from Abex, Inc. This transaction was accounted for as a purchase.

(3) Effective January 1, 1995, the Company exchanged its outstanding $1.60 Convertible Exchangeable Preferred stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015. The exchange increased after tax cash flows by approximately $20 million annually, but also increased interest expense included in fixed charges by approximately $49 million annually, resulting in a significant reduction in the ratio of earnings to fixed charges.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions do not apply to such Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture, dated as of January 15, 1990, as amended by the Trust Indenture Reform Act of 1990 (as so amended, the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), a form of which Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms of the Indenture are referred to in this Prospectus or the Prospectus Supplement, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company, unless the Company is required to secure the Debt Securities pursuant to the covenant described below under "Covenants -- Limitations on Secured Indebtedness." The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder.

     The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Pricing Supplement relating thereto.

     Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, when applicable, of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities:
(ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, will accrue and the times at which such interest will be payable; (vi) provisions for a sinking, purchase or other analogous fund, if any; (vii) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the holder thereof; (viii) the principal amount of the Offered Debt Securities which are Original Issue Discount Securities payable upon declaration of acceleration of the maturity of the Offered Debt Securities; (ix) any modifications of the Events of Default, covenants of the Company or defeasance provisions contained in the Indenture pertaining to the Offered Debt Securities; and (x) any other terms of the Offered Debt Securities. Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest, if any, on the Debt Securities initially will be payable and the Debt Securities will be exchangeable and transfers thereof will be registrable, subject to the limitations provided in the Indenture, at the office of the Trustee in New York, New York, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears on the register of holders of Debt Securities. (Sections 2.05, 5.02, and Debt Securities)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Section 2.03) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

COVENANTS

     The Indenture contains the covenants generally summarized below, which unless otherwise indicated in the Prospectus Supplement are applicable so long as any of the Debt Securities are outstanding. If indicated in the Prospectus Supplement, any of the following covenants may be deleted or modified from that summarized below and additional covenants may be included with respect to the Debt Securities offered by such Prospectus Supplement.

     Limitations on Secured Indebtedness. Neither the Company nor any Restricted Subsidiary (as defined below) will create, assume, guarantee, or incur any Secured Indebtedness (as defined below), unless immediately thereafter the aggregate amount of all Secured Indebtedness (exclusive of certain types of permitted Secured Indebtedness generally described below), together with the discounted present value of all rentals (not otherwise excluded from the limitations on Sale and Leaseback Transactions (as defined below) as described under "Covenants -- Limitations on Sale and Leaseback Transactions") due in respect of Sale and Leaseback Transactions would not exceed ten percent (10%) of Shareholders' Equity (as defined below). However, this limitation does not apply to Secured Indebtedness in respect of: (a) any Lien (as defined below) on property as to which the Debt Securities are equally and ratably secured with (or, at the option of the Company, prior to) such Secured Indebtedness, (b) Liens on property (including shares or Indebtedness) which is not a Principal Property (as defined below), (c) Liens on property (including shares or Indebtedness) of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (d) Liens on property (including shares or Indebtedness) existing at the time of acquisition of such property by the Company or a Restricted Subsidiary, (e) Liens to secure the payment of all or any part of the purchase price of property (including shares or Indebtedness) created upon the acquisition of such property by the Company or a Restricted Subsidiary, and Liens to secure any Secured Indebtedness incurred by the Company or a Restricted Subsidiary, and Liens to secure any Secured Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of, or within one (1) year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of such property, which Secured Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements, alterations or repairs thereon, (f) Liens securing Secured Indebtedness of any Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (g) Liens on property of a corporation existing at the time such corporation is merged or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, (h) Liens on property of the Company or a Restricted Subsidiary in favor of governmental authorities or any trustee or mortgagee acting on behalf, or for the benefit, of any such governmental authorities to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, and any other Liens incurred or assumed in connection with the issuance of industrial revenue bonds or private activity bonds the interest of which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, (i) Liens existing on the first date on which a Debt Security is authenticated by the Trustee under the Indenture, and (j) any extension, renewal or replacement of any Lien referred to in clauses (a) through
(i) of this paragraph. (Section 5.05)

     Limitations on Sale and Leaseback Transactions. Neither the Company nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction (as defined below) covering any Principal Property of the Company or any Restricted Subsidiary unless (A) immediately thereafter the sum of (i) the discounted present value of all rentals (determined in accordance with a method of discounting which is consistent with generally accepted accounting principles) due pursuant to the proposed Sale and Leaseback Transaction and all Sale and Leaseback Transactions entered into after the first date on which a Debt Security is authenticated by the Trustee under the Indenture (except any Sale and Leaseback Transaction of a Restricted Subsidiary entered into prior to the time such Restricted Subsidiary became a Restricted Subsidiary or entered into by a corporation prior to the time such corporation merged or consolidated with the Company or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary) and (ii) the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness permitted by clauses (a) through (j) of the second sentence under "Limitation on Secured Indebtedness" above) does not exceed ten percent (10%) of Shareholders' Equity or (B) an amount equal to the greater of
(i) the net proceeds of the sale of property leased pursuant to the Sale and Leaseback Transaction or (ii) the fair market value of the property so leased (in the case of clause (i) or (ii), after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering such property which Secured Indebtedness existed immediately prior to such Sale and Leaseback Transaction), is applied within one (1) year to the retirement of Funded Debt (as defined below). There is excluded from such limitation any Sale and Leaseback Transaction (x) entered into in connection with the issuance of industrial revenue or private activity bonds the interest of which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended and (y) if the Company or a Restricted Subsidiary applies an amount equal to the net proceeds (after repayment of any Secured Indebtedness encumbering such Principal Property which Secured Indebtedness existed immediately before such Sale and Leaseback Transaction) of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction to investment in another Principal Property within one (1) year prior or subsequent to such sale or transfer. (Section 5.06)

     Limitations on Merger, Consolidation and Certain Sales of Assets. The Company will not merge into or consolidate with or convey or transfer its properties substantially as an entirety to, any person unless (a) the successor corporation is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, (b) the successor corporation assumes on the same terms and conditions the Debt Securities and (c) there is no Event of Default under the Indenture. (Section 12.01)

     Certain Definitions. The following summarize the definitions of the terms set forth below. (Section 1.01)

     "Board of Directors" means the Board of Directors of the Company or any committee of such Board or any committee of officers of the Company duly authorized by the Board of Directors to take any action under the Indenture.

     "Funded Debt" means (a) any Indebtedness maturing by its terms more than one (1) year from the date of the issuance thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one
(1) year from the date of the original issuance thereof, excluding any portion of Indebtedness which is included in current liabilities and (b) any Indebtedness which may be payable from the proceeds of Funded Debt as defined in clause (a) hereof pursuant to the terms of such Funded Debt.

     "Indebtedness" means with respect to any corporation all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or for which such corporation is otherwise responsible or liable.

     "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

     "Principal Property" means (A) any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which such plant is erected and fixtures comprising a part thereof), owned or leased on the first date on which a Debt Security is authenticated by the Trustee under the Indenture, or thereafter acquired or leased by the Company or any Restricted Subsidiary, other than (i) any property which the Board of Directors determines is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety or (ii) any portion of any such property which the Board of Directors determines not to be of material importance to the use or operation of such property and (B) any shares or Indebtedness issued by any Restricted Subsidiary. Manufacturing plant does not include any plant in which the aggregate interest of the Company and its Restricted Subsidiaries does not exceed fifty percent (50%). Manufacturing equipment means manufacturing equipment in such manufacturing plants used directly in the production of the Company's or any Restricted Subsidiary's products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of the Company's or any Restricted Subsidiary's products.

     "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located in the continental United States, other than (i) a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting (with or without recourse) receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services; (ii) a Subsidiary primarily engaged in leasing or insurance; or (iii) a Subsidiary primarily engaged in financing the Company's operations outside the continental United States.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary whether such property is now owned or hereafter acquired (except for leases for a term of not more than three (3) years, except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and except for leases of property executed prior to, at the time of, or within one (1) year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation of such property), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person.

     "Secured Indebtedness" of any corporation means Indebtedness secured by any Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by the Company or any Restricted Subsidiary.

     "Shareholders' Equity" means the total assets calculated from a consolidated balance sheet of the Company, prepared in accordance with generally accepted accounting principles, less total liabilities shown on such balance sheet.

     "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries and which is consolidated in the Company's latest consolidated financial statements filed with the Securities and Exchange Commission or provided generally to the Company's shareholders.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (i) default for thirty (30) days in payment of any interest installment when due; (ii) default in payment of principal of, or premium, if any, on any of the Debt Securities of such series when due at its stated maturity, when called for redemption, by declaration or otherwise; (iii) default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of such series and continuance of such default for a period of thirty (30) days; (iv) default in the performance of any other covenant in the Indenture with respect to Debt Securities of such series for ninety (90) days after notice to the Company by the Trustee or by holders of twenty-five percent (25%) in principal amount of the outstanding Debt Securities of such series; and (v) certain events of bankruptcy, insolvency and reorganization. Notwithstanding the foregoing, if indicated in the Prospectus Supplement relating to a series of Debt Securities, any of the foregoing Events of Default may be deleted or modified from that summarized above and additional Events of Default may be included with respect to such Debt Securities. Except as otherwise indicated in the Prospectus Supplement, no Event of Default with respect to a single series of Debt Securities constitutes an Event of Default with respect to any other series of Debt Securities. If an Event of Default described above occurs and is continuing with respect to any series, either the Trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the Debt Securities of such series then outstanding (voting separately as a series unless otherwise indicated in the Prospectus Supplement) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately. (Section 7.01)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of a series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the

Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Debt Securities of such series. (Sections 5.07 and 7.07)

     The Indenture provides that the Trustee will, within ninety (90) days after the occurrence of a default with respect to the Debt Securities of such series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, or premium, if any, or interest, if any, on, any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above (and as reflected or modified in the relevant Prospectus Supplement), except that any grace period or notice requirement is eliminated. (Section 7.08) The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of Debt Securities before proceeding to exercise any right or power under the Indenture at the request of holders of the Debt Securities. (Section 8.02) The Indenture provides that subject to the provisions of the Indenture the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee exercising any trust or power conferred on the Trustee in respect of such series. (Section 7.07) The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default or specifying any default that exists. (Section 5.08)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities, curing ambiguities or inconsistencies in the Indenture or making such other provisions in regard to matters or questions arising under the Indenture if such action shall not adversely affect the interests of the holders of any affected series of Debt Securities. (Section 11.01)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or the Debt Securities of a series or modifying any of the rights of the holders of the Debt Securities of such series to be affected, except that no supplemental indenture may, without the consent of the holder of each Debt Security affected, among other things, change the fixed maturity (which term for these purposes does not include payments due pursuant to any sinking, purchase or analogous fund) of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the aforesaid percentage of Debt Securities of any series the consent of the holders of which is required for any such supplemental indenture. (Section 11.02)

DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, the Company, at its option, (a) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Covenants") and will not be limited by any restrictions with respect to merger, consolidation or sales of assets, in each case if the Company deposits with the Trustee, in trust, (x) money, (y) United States Government Obligations or (z) Eligible Obligations or any combination of (x), (y) and (z) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series. In order to avail itself of either of the foregoing options, the Company must provide to the Trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 13.02) "U.S. Government Obligations" means generally (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case are not callable or redeemable at the option of the issuer thereof. "Eligible Obligations" means obligations as a result of the deposit of which the relevant series of Debt Securities is rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 1.01) In addition, the Company can also obtain a discharge under the Indenture with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the Debt Securities of such series provided that all of the Debt Securities of such series are by their terms to become due and payable within one (1) year or are to be called for redemption within one (1) year. No opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge pursuant to the immediately preceding sentence.

     In the event of any discharge of Debt Securities pursuant to the terms of the Indenture described above, the holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest, if any.

THE TRUSTEE

     The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. The Trustee performs certain services for, and transacts other banking business with (including the extension of credit), the Company from time to time in the normal course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in one or more following ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly to purchasers. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement with respect to the Offered Debt Securities will set forth the terms of the Offered Debt Securities, including the name or names of any underwriters, the purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Debt Securities of such series may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the Prospectus Supplement relating to the Offered Debt Securities, the validity of the Offered Debt Securities will be passed upon for the Company by Vinson & Elkins L.L.P., First City Tower, Houston, Texas 77002, and for any underwriters or agents, as the case may be, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to changes in methods of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits as discussed in
Note 4 to the consolidated financial statements) incorporated therein and herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement.*

    Securities and Exchange Commission registration fee.......................  $ 60,000
    Legal fees................................................................  $ 50,000
    Printing and engraving....................................................  $ 25,000
    Accountants' fees.........................................................  $ 15,000
    Rating Agency fees........................................................  $ 90,000
    Blue Sky fees and expenses................................................  $ 10,000
    Trustee's fees............................................................  $  7,000
    Miscellaneous expenses....................................................  $  3,000
                                                                                --------
              Total...........................................................  $260,000
                                                                                ========

---------------

* All amounts are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13 of the Ohio General Corporation Law contains detailed provisions for indemnification of directors and officers of Ohio corporations against expenses, judgments, fines and settlements in connection with litigation.

     The Registrant's Articles of Incorporation and its Directors' and Officers' Liability Insurance Policy provides for indemnification and insurance, respectively, of the directors and officers of the Registrant against certain liabilities.

     In addition, on February 17, 1987, the Board of Directors authorized the Registrant to enter into indemnification agreements with the directors and certain officers that may be designated from time to time by the Board of Directors. The Board's action was approved by the shareholders at their Annual Meeting on April 28, 1987. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director's or officer's acts or omissions in his capacity as a director or officer of the Registrant.

     Agreements which may be entered into by the Registrant, underwriters, dealers and agents who participate in the distribution of Debt Securities may provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by any agents, dealers or underwriters, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

       NUMBER                                      DESCRIPTION
       ------                                      -----------
        *1.1         -- Underwriting or Purchase Agreement.

         4.1         -- Form of Indenture dated as of January 15, 1990 between the Registrant and The Chase Manhattan Bank (National Association), as Trustee
                        (incorporated by reference to Exhibit 4(a) to Registration Statement
                        No. 33-33011).

        *4.2         -- Form of Debt Securities.

         5.1         -- Opinion of Vinson & Elkins L.L.P.

       NUMBER                                      DESCRIPTION
       ------                                      -----------
        12.1         -- Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's Quarterly Report for the
                        quarter ended September 30, 1995).

        23.1         -- Consent of Ernst & Young LLP.

        23.2         -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

        24.1         -- Powers of Attorney (included on page II-4).

        25.1         -- Statement of Eligibility and Qualification on Form T-1 of The Chase
                        Manhattan Bank (National Association).

---------------

* The Company will file any underwriting or purchase agreement and the form of any Debt Securities not previously filed in a Current Report on Form 8-K.

  ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Ohio General Corporation Law or the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 9, 1996.

                                          COOPER INDUSTRIES, INC.

                                          By     /s/  H. JOHN RILEY, JR.
                                            ------------------------------------
                                                      H. John Riley, Jr.
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Diane K. Schumacher and Karen E. Herbert and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement, to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as such person might or could do in person thereby ratifying and confirming all that said attorneys-in-fact or either of them, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           /s/  ROBERT CIZIK                   Director and Chairman           December 29, 1995
---------------------------------------------  of the Board
                Robert Cizik

         /s/  H. JOHN RILEY, JR.               Director, President and         December 29, 1995
---------------------------------------------  Chief Executive Officer
              H. John Riley, Jr.

        /s/  D. BRADLEY MCWILLIAMS             Senior Vice President,          December 29, 1995
---------------------------------------------  Finance (Chief Financial
             D. Bradley McWilliams             Officer)

            /s/  TERRY A. KLEBE                Vice President and              December 29, 1995
---------------------------------------------  Controller (Chief Accounting
                 Terry A. Klebe                Officer)

                                               Director                        December   , 1995
---------------------------------------------
               Warren L. Batts

            /s/  CLIFFORD J. GRUM              Director                        December 29, 1995
---------------------------------------------
                 Clifford J. Grum

              /s/  LINDA A. HILL               Director                        December 29, 1995
---------------------------------------------
                   Linda A. Hill

                                               Director                        December   , 1995
---------------------------------------------
                    Harold S. Hook

                                               Director                        December   , 1995
---------------------------------------------
          Constantine S. Nicandros

          /s/  FRANK A. OLSON                  Director                        December 29, 1995
---------------------------------------------
               Frank A. Olson

             /s/  JOHN D. ONG                  Director                        December 29, 1995
---------------------------------------------
                  John D. Ong

         /s/  SIR RALPH H. ROBINS              Director                        December 29, 1995
---------------------------------------------
              Sir Ralph H. Robins

                                               Director                        December   , 1995
---------------------------------------------
               A. Thomas Young

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
       -------                               -----------------------
        *1.1         -- Underwriting or Purchase Agreement.

         4.1         -- Form of Indenture dated as of January 15, 1990 between the Registrant and The Chase Manhattan Bank (National Association), as Trustee
                        (incorporated by reference to Exhibit 4(a) to Registration Statement
                        No. 33-33011).

        *4.2         -- Form of Debt Securities.

         5.1         -- Opinion of Vinson & Elkins L.L.P.

        12.1         -- Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's Quarterly Report for the
                        quarter ended September 30, 1995).

        23.1         -- Consent of Ernst & Young LLP.

        23.2         -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

        24.1         -- Powers of Attorney (included on page II-4).

        25.1         -- Statement of Eligibility and Qualification on Form T-1 of The Chase
                        Manhattan Bank (National Association).

---------------

* The Company will file any underwriting or purchase agreement and the form of any Debt Securities not previously filed in a Current Report on Form 8-K.